Exhibit 10.21

Nevada Canyon Gold Corp. Online Marketing Agreement with i2i Marketing Group, LLC

By signing this agreement, Nevada Canyon Gold Corp. (“the Client”) agrees to the following terms:

1.	the Client will engage i2i Marketing Group, LLC to provide corporate marketing and investor awareness services, including, but not limited to, content creation management, author sourcing, project management and media distribution;
2.	the Client will pay an initial deposit of $25,000 USD (“Paid”) which will be used to write and design the creative for the advertising campaign. Following the initial deposit, the Client will pay additional fees for the media distribution budget up to $275,000, to be paid on the following terms: i) $150,000 USD upon the signing of this agreement. ii)$125,000 USD 45 days or sooner as agreed to by the parties from the signing of this agreement.
3.	thereafter, this agreement may continue on a month-to-month basis with the media spend to be agreed upon by both parties on an as needed basis, unless terminated by either party in accordance with paragraph 13;
4.	the Client understands the initial deposit is non-refundable upon execution of this agreement;
5.	the budget for each month may be agreed to by the Client and i2i Marketing Group, LLC in advance, depending on market conditions, client requirements and the availability of services as advised by i2i Marketing Group, LLC;
6.	the Client will advance funds to i2i Marketing Group, LLC for all subsequent budgets, agreed with the Client, 10 days prior to the start of the upcoming campaign spend;
7.	all payments made pursuant to this agreement will be made in cash via wire or check by appropriate form of transfer;
8.	the Client shall approve a list of facts on the Company (“Fact Sheet”) and provide background content for use by i2i Marketing Group, LLC and listed authors who will combine such content with their own research and clearly stated opinions. In each case, Fact Sheets containing all material facts will be prepared by i2i Marketing Group, LLC and a director of Nevada Canyon Gold Corp will provide i2i Marketing Group, LLC with an approved and signed Fact Sheet before i2i Marketing Group, LLC distributes the materials on the world wide web;
9.	i2i Marketing Group, LLC agrees to provide the Client with an opportunity to review all content describing Nevada Canyon Gold Corp generated on behalf of the Client by i2i Marketing Group, LLC, and any third-party service providers paid by i2i Marketing Group, LLC, prior to its publication, and not to publish or distribute any content without the prior approval of the Client, provided that the policies of any third-party service providers permit the review and approval of content or commentary;
10.	the client agrees that the listed author has final approval on all published content attributed to their name and image;
11.	i2i Marketing Group, LLC agrees that any content that is found to be a material misrepresentation pertaining to the facts of the company and its operations will be removed or edited at the Client’s request and if such material has been already published, i2i Marketing Group, LLC will ensure that such material is appropriately updated or retracted;

12.	i2i Marketing Group, LLC also hereby acknowledges that in order to prepare appropriate materials in a timely manner it may be made aware of price sensitive and or confidential, material nonpublic information that has not been publicly disclosed yet. i2i Marketing Group, LLC confirms that it is fully aware of its obligations in relation to such information and it will ensure that the confidentiality of such information is maintained at all times and that it, and its employees and contractors, are all fully aware of, and comply with, all appropriate securities laws and regulations in relation to insider trading and related matters;
13.	i2i Marketing Group, LLC and the Client have the right to terminate this contract at any time after the execution of this agreement by serving appropriate notice on the other party.
14.	Notices: Any notice given hereunder shall be in writing and delivered by hand, overnight courier or by first class mail, addressed to the Party as follows:

If to Nevada Canyon Gold:

Nevada Canyon Gold Corp

5655 Riggins Court, Suite 15

Reno, NV 89502

Attention: Jeffrey Cocks

If to i2i Marketing Group, LLC:

i2i Marketing Group, LLC

1233 Chesapeake Drive

Odessa, FL 33556

Attention: Joe Grub

SIGNED*	DATE (mm/dd/yyyy)
(Signature of authorized officer or director of Nevada Canyon Gold Corp)

SIGNED	DATE (mm/dd/yyyy)
(Signature of authorized employee at i2i Marketing Group, LLC)

*The undersigned customer hereby acknowledges that he/she and the company in which he/she has signed for will abide by the “i2i Marketing Group, LLC.” terms and conditions of this contract. The terms and conditions are attached in the following pages. By signing, you have read the terms and conditions set out on the attached pages and agree to comply (and to cause all of the subscribers identified on this form to comply) with them without alteration, including the information on all pages attached. Such terms and conditions are deemed included in any facsimile transmission of this form.

Terms of Service

1.	THIS AGREEMENT: i2i Marketing Group, LLC agrees to provide you with advertising services (the “service”) within our scope on these terms and conditions. In these service terms, (I) “you” and “your” means the person accepting billing and payment responsibility for the service. We will not have a binding agreement until i2i Marketing Group, LLC has posted your advertisement on our website.

2.	CHARGES AND PAYMENT: All service use and other charges, including taxes, are due and payable as specified i2i Marketing Group, LLC on invoices to you or the person or company paying the bill or as otherwise arranged with you by i2i Marketing Group, LLC. Charges will be deemed to be correct if not disputed by you within ten (10) days of the invoice date. If you change your residence or place of business from one location to another, you must notify us of that change during your contract terms.

3.	USE OF THE SERVICE: You will use the service in compliance with law and with service rules adopted by i2i Marketing Group, LLC from time to time, including privacy policies and disclaimers. You will use the service for advertising, market awareness and distribution of relevant information purposes only. You will not use the service for: spamming; boycotting, or any other application which has no relevance to your clients or may otherwise adversely impact other companies; that is not made available to you by i2i Marketing Group, LLC. You will not resell the service to any other person. You will not abuse any flat rate or unlimited use service plan offered by i2i Marketing Group, LLC. You will not use the service to operate an email, web, news or other similar service. You will not use the service to transmit or send any annoying, inappropriate, improper, excessive, threatening or obscene material or to otherwise harass, offend, threaten, embarrass, distress or invade the privacy of any individual or entity. You will not engage in any activity that could compromise the security of or disrupt or interfere with the service or any portal or computers on the Internet or disrupt or interfere with the services of any Internet access provider or webpage. You will not (and will not permit anyone other than a i2i Marketing Group, LLC authorized person to) reproduce, alter, adjust, repair or tamper with any information not relevant to the company you are or may be campaigning for) or infringe on copyright information or patents that do not belong to you, without written permission from the owner of the copyrights. The service provided and information that you require posted will be at the sole discretion of i2i Marketing Group, LLC.

You agree that, to maintain or improve the service, or for other business reasons, i2i Marketing Group, LLC can in its sole discretion, suspend, restrict, modify or terminate all or any part of the service or make graphic, layout or usability changes to the webpage and other facilities without notice to you. Any topical or content related edits will require approval by you.

4.	NO WARRANTIES: The service is provided on an “as is” and “as available” basis. Your use of the service is at your sole risk. i2i Marketing Group, LLC does not guarantee timely, secure, error-free or uninterrupted service or receipt of material or messages transmitted over the Internet or the networks of other companies or in respect of the Internet. The service may fail or be interrupted for reasons including, but not limited to, environmental conditions, technical limitations, defects or failures, limitations of the systems of other web hosting/internet related-companies, emergency or public safety requirements, or causes beyond i2i Marketing Group, LLC’s reasonable control. i2i Marketing Group, LLC disclaims all warranties and conditions (express, implied or statutory) relating to the service.

5.	LIMITATION OF LIABILITY: i2i Marketing Group, LLC will not be liable to you or any other person for any damages (direct, indirect, consequential or other, including physical injury, death or damage to your property or premises), expenses, loss of profits, loss of earnings, loss of business opportunities, loss of data, or other similar loss, arising out of or in connection with the provision, use or failure of the service, or anything used with the service, whether caused by negligence or otherwise, and whether claimed in contract, tort or otherwise; except in cases of deliberate fault, gross negligence or anti-competitive behavior by i2i Marketing Group, LLC. Notwithstanding the foregoing, the liability of i2i Marketing Group, LLC for damages caused by negligence on the part of i2i Marketing Group, LLC in the provision of mandatory emergency services, except in cases where such negligence results in physical injury, death or damage to your property or premises, or where such damages are caused by the deliberate fault, gross negligence or anti-competitive behavior of i2i Marketing Group, LLC, is limited to $20. i2i Marketing Group, LLC shall not be responsible for (a) libel, slander, defamation or the infringement of copyright arising from material or messages transmitted over the internet or other networks and portals used by i2i Marketing Group, LLC or recorded on the WebPages used by i2i Marketing Group, LLC; (b) damages arising out of your act, default, neglect or omission in the use or operation of i2i Marketing Group, LLC; (c) damages arising out of the transmission of material or messages over the telecommunications network, internet or other any other communication portal of i2i Marketing Group, LLC on your behalf, which is in any way unlawful; or (d) any act, omission or negligence of other companies or companies in relation to the provision of the service to you, when the facilities of such other companies are used in establishing connections to or from facilities and equipment controlled by you; except in cases of gross negligence or willful misconduct by i2i Marketing Group, LLC in the provision of service to you.
6.	INDEMNITY: You shall indemnify and hold i2i Marketing Group, LLC harmless from and against any and all claims, liabilities, or damages arising from the preparation or presentations of any advertising covered by this Agreement including the costs of litigation and counsel fees. You will indemnify i2i Marketing Group, LLC from all losses, expenses and all manner of actions, claims and judgments sustained by or made against i2i Marketing Group, LLC in connection with your use or misuse of the service, any medium used with the service or violation of these terms and conditions.

7.	ADVERTISING SPACE: You do not own or have any property rights in any domain name, webpage, e-mail i.d. or other addresses, WebPages, sections, and portals used by i2i Marketing Group, LLC to you. i2i Marketing Group, LLC may, on at least 30 days’ notice, change any form of service without liability.

8.	TERMINATION/SUSPENSION OF SERVICE: Unless otherwise agreed, you may terminate your service at any time by providing i2i Marketing Group, LLC with thirty (30) days’ notice. i2i Marketing Group, LLC may suspend or terminate the service and this agreement at any time, without any notice or liability: if you fail to pay any amount when due (including but not limited to the Initial Budget); if i2i Marketing Group, LLC, in its sole discretion, considers you an unacceptable credit risk and you fail to provide a security deposit acceptable to i2i Marketing Group, LLC.; if you are in default under these terms and conditions or any other agreement between you and i2i Marketing Group, LLC., a i2i Marketing Group, LLC dealer or any assignee; or if i2i Marketing Group, LLC reasonably apprehends the occurrence of any such events. We may also terminate your service if we feel, at any time, that your usage boycotts, tarnishes or misleads the i2i Marketing Group, LLC’s image and reputation. If service is terminated you will remain liable for all accrued fees and charges.

In the event that you wish to cancel or terminate distribution of approved copy you understand that though i2i Marketing Group, LLC will make best efforts to cease distribution of approved copy, in some cases certain advertising methods require in excess of 48 hours’ notice. As a result some advertising mediums may not be canceled at the time of request.

9.	CONFIDENTIALITY AND PRIVACY: Unless you provide express consent or disclosure is pursuant to a legal power, all information kept by i2i Marketing Group, LLC regarding you, other than your name and address, is confidential and may not be disclosed by i2i Marketing Group, LLC to anyone other than: you or a person who in the reasonable judgment of i2i Marketing Group, LLC is seeking the information as your agent; another company or a person providing services to i2i Marketing Group, LLC or another portal, but only if the information is to be used for the establishment of, or the efficient and cost effective provision of, our service and the disclosure is made on a confidential basis with the information to be used only for that purpose; a directory or listing service company for the purpose of listing your name, address and phone number if you consent and if that company agrees to use the information only for that purpose; an agent used by i2i Marketing Group, LLC to evaluate your credit or collect outstanding balances owed to i2i Marketing Group, LLC by you, if the agent requires the information and agrees to use the information only for that purpose; a public authority or its agent if i2i Marketing Group, LLC reasonably believes that there is imminent danger to life or property that could be avoided or minimized by disclosure of the information; a law enforcement agency if i2i Marketing Group, LLC reasonably believes that you or anyone using the service is engaged in fraudulent or unlawful activities against i2i Marketing Group, LLC. Express consent may be taken to be given by you where you provide: written consent; oral confirmation verified by an independent third party; electronic confirmation through the use of a toll-free number; electronic confirmation via the Internet; oral consent, where an audio recording of the consent is retained by i2i Marketing Group, LLC; or consent through other methods, as long as an objective documented record of your consent is created by you or by an independent third party. i2i Marketing Group, LLC liability for disclosure of information contrary to these terms is not limited by the limitation of liability set out above. You may inspect any i2i Marketing Group, LLC records related to the provision of your service, provided that you pay i2i Marketing Group, LLC’s related extraordinary costs. You may request that your name and address not be included on any list provided to any other person or used by i2i Marketing Group, LLC

10.	MONITORING: i2i Marketing Group, LLC has the right, but not the obligation, to monitor or log any i2i Marketing Group, LLC Internet site or use of the service. You consent to any such monitoring and logging that is necessary to satisfy any law, regulation or other government request, or to enhance operating efficiencies, improve service levels, assess client satisfaction, or protect i2i Marketing Group, LLC or its clients from unwanted use of certain services or applications. i2i Marketing Group, LLC reserves the right to delete, remove or block access to any Internet capability, content, information or third-party products or services available or transmitted through the service that i2i Marketing Group, LLC, in its sole discretion, believes is unacceptable or in violation of these terms and conditions.

11.	GENERAL: These terms and conditions shall be governed by and construed in accordance with the laws of the state in which the corporation resides. You must not assign this agreement without i2i Marketing Group, LLC ‘s written consent in advance. If you are a business, corporation or other entity, then you and the individual user of the service shall be jointly responsible for all obligations in these terms and conditions, individually and together. If any part of this agreement is void, prohibited or unenforceable, the agreement shall be construed as if such part had never been part of the agreement. This agreement shall ensure to the benefit of and bind the successors, assigns and personal representatives of you and i2i Marketing Group, LLC.

12.	LANGUAGE: The parties have required that these terms and conditions and all documents or notices resulting therefrom or ancillary thereto be drawn up in the English language.